Exhibit 99.1
Medwave to Cease Trading on NASDAQ Capital Market
ARDEN HILLS, MN — July 6, 2007 — Medwave, Inc. (the “Company,” NASDAQ: MDWV) announced today that it has been advised by NASDAQ that its common stock will no longer be traded on the NASDAQ Capital Market beginning with the opening of trading on Tuesday, July 17, 2007. The Company is currently seeking a market maker to apply for its common stock to be quoted on the OTC Bulletin Board.
As previously reported, the Company had received notice from NASDAQ on January 5, 2007 that the Company’s common stock had fallen below the NASDAQ Capital Market’s minimum bid price standard for continued listing as set forth in Marketplace Rule 4310(c)(4) (the “Rule”). The Rule requires that a company’s common stock trade at a minimum average closing share price of $1.00 during a consecutive 30 day trading period. The Company was provided 180 days to regain compliance with the Rule. The Company was unable to raise the share price of its common stock to above $1.00 during this period. On July 6, 2007, NASDAQ notified the Company of its decision to suspend trading and stated that the delisting of the Company’s common stock from the NASDAQ Capital Market would be effective at the opening of business on July 17, 2007.
About Medwave
Medwave develops, manufacturers and distributes sensor-based non-invasive blood pressure solutions.
Cautionary Statements
Statements made in this release that are stated as expectations, plans, anticipations, prospects or future estimates or which otherwise look forward in time are considered “forward-looking statements” and involve a variety of risks and uncertainties, known and unknown, which are likely to affect the actual results. The following factors, among others, as well as factors discussed in the Medwave’s filings with the Securities and Exchange Commission, have affected and, in the future, could affect Medwave’s actual results: the delisting of our shares from the NASDAQ Capital Market; the failure of our shares to be quoted on the OTC Bulletin Board; lack of adequate manpower as a result of recent resignations and ongoing restructuring efforts; resistance to the acceptance of new blood pressure monitoring products; the market acceptance of FusionTM, the Vasotrac® system and other products of Medwave, particularly in light of the recent operational difficulties with our now discontinued Primo hand-held monitor; hospital budgeting cycles; the possibility of adverse or negative results or commentary from clinical researchers or other users or evaluators of Medwave’s products; Medwave’s success in creating effective distribution channels for its products; Medwave’s ability to scale up its manufacturing process; and delays in product development or enhancement or regulatory approval. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Medwave undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.